PRESS RELEASE

DISTINCTIVE DEVICES INC. AND GALAXIS AG. ENTER INTO LICENSING AGREEMENT FOR PRODUCTION OF SET-TOP BOXES IN INDIA

AGREEMENT OPENS NEW MARKET FOR DDI PROVIDING ROBUST GROWTH PROSPECTS

FORT LEE, N.J.--June 23, 2003-- Distinctive Devices Inc. ("DDI") (OTC: DDVS -
News) today announced that DDI has entered into a manufacturing licensing agreement with Galaxis Technology A.G. of Germany, a leading set-top box manufacturer in Europe, through DDI wholly owned subsidiary, RealTime Systems Ltd. ("RTS") based in New Delhi, India. RTS will manufacture and market television set-top boxes ("STB") under the RealTime brand in India and for export.

The Indian government has legislated introduction of conditional access systems ("CAS") beginning July 14, 2003, to organize and regulate the fragmented cable and pay television industry. RealTime is the first known manufacturer of STB in India pursuant to the new CAS specifications. The phased implementation of CAS will begin in Mumbai, Delhi, Kolkatta and Chennai covering over 7 million cable subscribers. In India, total cable subscribers are estimated at 40 million and are expected to reach 70 million in the next five years. All cable networks in India will be under CAS in the next 12 months. RTS will also produce STB for the DTH (direct to home) subscribers when direct from satellite services are introduced later in the third quarter for the first time in India.

RTS plans regular production of STB in the third quarter 2003. RTS currently has a capacity to manufacture 250,000 units annually which will be increased to over two million units, as management arranges needed resources in terms of manufacturing capacity and financing. RTS plans to cater to all the major multi-service operators ("MSO") in this emerging Indian market. Currently, RTS is the only local Indian company that has received approval to manufacture and market STB to Siti Cable subscribers, the largest MSO in India with over 12 million subscribers. Siti Cable plans to launch its DTH services during the third quarter. RTS plans to produce STB for both the Cable and DTH platforms for Siti Cable. RTS plans to achieve this increase in the production capacity by mid-2004 assuming successful placement of a debt offering.

This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

Contact:

     Distinctive Devices Inc.
     Sanjay Mody, 201/363-9922
     sanmody@yahoo.com or
     Earl Anderson, 561/416-9804

Source: Distinctive Devices Inc.